FOR IMMEDIATE RELEASE

HARVEST NATURAL RESOURCES COMPLETES
REVIEW OF VENEZUELAN INCOME TAX ASSESSMENT

HOUSTON, TX (August 15, 2005) – Harvest Natural Resources, Inc. (NYSE: HNR) today announced that Harvest Vinccler, C.A. (HVCA), its 80 percent owned Venezuelan subsidiary, has completed its review of the $85 million preliminary tax assessment previously received from the SENIAT, the Venezuelan income tax authority. Based on that review, HVCA paid additional taxes of 1.6 billion Venezuelan Bolivars, or $751,000 at the official exchange rate of 2,150 Bolivars per Dollar. The payment was made at the 34 percent tax rate applicable to operating service agreements. The SENIAT may assess interest and a 10 percent penalty on the additional tax payment. The Company will recognize the additional tax and interest in its third quarter financial results.

With the payment of these additional taxes, HVCA believes it has met all of its tax obligations under the current Venezuelan tax code and tax law, and it will challenge the remaining $84.2 million in assessments and all penalties. HVCA has 25 working days to present its arguments to the SENIAT. The SENIAT could assess additional penalties on the remaining assessed, but unpaid amounts.

Harvest Natural Resources, Inc. headquartered in Houston, Texas, is an independent oil and gas development and production company with principal operations in Venezuela and an office in Russia. For more information visit the Company’s website at www.harvestnr.com.

CONTACT:

Steven W. Tholen
Senior Vice President, Chief Financial Officer
(281) 899-5714

Amanda Koenig
Investor Relations
(281) 899-5716

“This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2004 Annual Report on Form 10-K and subsequent reports.”